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                                                                   Exhibit 10.10


                       1997 Senior Management Stock Option Plan


     On July 1, 1997, the Board of Directors approved the grant of options to purchase 220,000 shares of Common Stock to officers of the Company contingent upon the completion of the Company's public offering as follows: Gary Olen -- 50,000 shares; Gregory R. Binkley -- 59,500 shares; Charles B. Lingen -- 34,000 shares; William G. Luth -- 42,500 shares; and John M. Casler -- 34,000 shares. The option grants became effective on February 5, 1998. The exercise price of each option is $6.50 per share, the public offering price. The options vest in four cumulative installments of 25% commencing on the effective date of grant and on each anniversary of the effective date of grant and expire on the tenth anniversary of the effective date of grant.